Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Windtree Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	10,679,758(3)	$10.64	$113,632,625.12	0.00014760	$16,772.18
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$113,632,625.12		$16,772.18
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$16,772.18

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of shares of common stock, par value $0.001 per share (“Common Stock”), of Windtree Therapeutics, Inc. (the “Registrant”) that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on the Nasdaq Capital Market on August 22, 2024. This calculation is in accordance with Rule 457(c) of the Securities Act.

(3)

Includes (i) 10,574,018 shares of Common Stock that the Registrant may elect, in its sole discretion, to issue and sell to Seven Knots, LLC (“Seven Knots”) pursuant to a Common Stock Purchase Agreement, dated as of June 26, 2024, by and between the Registrant and Seven Knots (the “Purchase Agreement”) and (ii) 105,740 shares of Common Stock issuable upon the conversion of the outstanding unpaid principal balance, together with all accrued and unpaid interest, if any, of the convertible promissory note issued to Seven Knots as consideration for it entering into the Purchase Agreement.